Exhibit 10.1

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of September 15, 2005, is between Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Company”), and Wells Investment Management Company, LLC, a Georgia limited liability company (“Advisor”).

WITNESSETH

WHEREAS, Company is offering for sale, on a confidential private placement basis, to “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, up to 150,000 shares of its membership interests (the “Shares”) pursuant to the terms of Company’s Confidential Private Placement Memorandum, which is comprised of the Confidential Private Placement Circular, together with the Confidential Supplemental Disclosure Memorandum, each dated September 15, 2005 (and as the same may be amended and supplemented, the “Offering Memorandum”);

WHEREAS, Company, Advisor and Wells Management Company, Inc., a Georgia corporation that is the sponsoring member of Company (“Sponsoring Member”) have entered in that certain Operating Agreement of Company dated as of September 1, 2005 (the “Operating Agreement”) pursuant to which Advisor was appointed by Sponsoring Member, and Advisor accepted the appointment, to serve as the Manger of Company on behalf of Sponsoring Member (and in such capacity Advisor is referred to as the “Manager” in the Operating Agreement), with the duties, responsibilities, power and authority set forth in the Operating Agreement; and

WHEREAS, to facilitate the performance by Advisor of its services as the Manager of Company pursuant to the Operating Agreement and better ensure the receipt by Company of certain benefits from the experience, sources of information, advice, assistance and certain facilities available to Advisor, Advisor and Company desire to set forth their mutual agreement with respect to certain matters to complement and support their relationship established in the Operating Agreement and described in the Offering Memorandum.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.        Definitions.    Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Operating Agreement. As used in this Advisory Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:

Acquisition Expenses.    Any and all expenses incurred by Company, Advisor, or any Affiliate of either on behalf of Company in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees, travel expenses, property appraisals, title insurance premium expenses, allocable employee costs and other closing costs relating to the selection, acquisition and development of Properties.

Asset Management Fee.    The Asset Management Fee payable to Advisor as defined in Section 8 of this Agreement.

Distributions.    Any distributions of money or other property by Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Independent Appraiser. A person or entity with no material current or prior business or personal relationship with the Advisor or any of its officers or directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by Company, and who is a qualified appraiser of real estate as determined by the Investment Committee of Company. Designated membership in a nationally recognized appraisal association such as the Appraisal Institute (“MAI”) shall be conclusive evidence of such qualification.

Property Manager.    Any entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

Termination Date.    The date of termination of the Agreement.

2.        Appointment.    Company hereby appoints Advisor to serve as its advisor and asset manager on the terms and conditions set forth in the Operating Agreement or this Agreement, and Advisor hereby accepts such appointment.

3.        Duties and Authority of Advisor.

(a)        Establishment and Maintenance of Investment Committee.    As a condition to Advisor’s service as the Manager of Company under the Operating Agreement, and to Advisor’s performance hereunder, Advisor agrees that it shall establish and maintain as its governing body a “board of directors”, and that the members of its board of directors shall function as the Investment Committee of Company, as contemplated by the Operating Agreement and described in the Offering Memorandum. Advisor also agrees that it shall establish and maintain as management positions and operating functional areas within Advisor the following, and Advisor hereby confirms that persons holding such positions and/or hearing such functional areas are as set forth opposite the respective positions and areas.

Management Positions
Senior Vice President – Acquisitions	David H. Steinwedell
Senior Vice President – Asset Management	Donald R. Henry
President and Portfolio Manager	Kevin A. Hoover
Senior Vice President – Dispositions	F. Parker Hudson

Core Functional Areas
Acquisitions	David H. Steinwedell
Asset Management	Donald R. Henry
Portfolio Manager	Kevin A. Hoover
Dispositions	F. Parker Hudson

Advisor agrees to notify Company promptly of any change (or expected change) in the membership of the Investment Committee or the holder or head of any of the above positions or functional areas,

(b)        Management and Operational Responsibilities. In addition to the duties undertaken by Advisor as the Manager pursuant to Section 7.2 of the Operating Agreement, which Section 7.2 is incorporated herein by reference, Advisor undertakes to use its reasonable best efforts (1) to present to Company potential investment opportunities to provide a continuing and suitable investment program consistent with (A) the investment objectives and policies of Company as determined and adopted from time to time by the Board and (B) the investment allocation method described at Section 11(b) of this Agreement and (2) to manage, administer, promote, maintain, and improve the Properties on an overall portfolio basis in a diligent manner. The services of Advisor are to be of scope and quality not less than those generally performed by professional asset managers of other similar property portfolios. Advisor shall make available the full benefit of the judgment, experience and advice of the members of Advisor’s organization and staff with respect to the duties it will perform under this Agreement. Advisor shall also obtain Property Managers, which may include Affiliates of Advisor, to manage, promote, and lease Properties. To facilitate Advisor’s performance of these undertakings, but subject to the restrictions and limitations included in Sections 4 and 7 of this Agreement and Section 7.6 of the Operating Agreement, which is incorporated herein by reference, and to the continuing and ultimate authority of Sponsoring Member over the management of Company, Company hereby delegates to Advisor the authority to, and Advisor hereby agrees to, either directly or by engaging an Affiliate:

(i)        serve as Company’s investment and financial advisor and provide research and economic and statistical data in connection with Company’s assets and investment policies;

(ii)       provide the daily management of Company and perform and supervise the various administrative functions reasonably necessary for the management of Company;

(iii)      maintain and preserve the books and records of Company, including a record reflecting the Members and their ownership of Shares (and acting as the agent to effect any permitted transfer of Shares) and maintaining the accounting and other record-keeping functions at the Property and Company levels;

(iv)      investigate, select, and, on behalf of Company, engage and conduct business with such Persons as Advisor deems necessary to the proper performance of its obligations under the Operating Agreement or hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of Advisor, and Persons acting in any other capacity deemed by Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of Company with any of the foregoing;

(v)       drawing upon the expertise and experience of the officers of Advisor, key personnel utilized by Advisor and the Investment Committee, furnish Company with advice and recommendations with respect to the making of investments that are consistent with the investment objectives and policies of Company;

(vi)      oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(vii)     conduct periodic on-site property visits to some or all (as Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;

(viii)    review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into Company’s overall budget;

(ix)      review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(x)       formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis;

(xi)      subject to the provisions of Section 4 hereof, (A) locate, analyze and select potential investments in Properties, (B) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; (C) make investments in Properties on behalf of Company in compliance with the investment objectives and policies of Company; (D) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Property; (E) enter into leases and service contracts for Property, including oversight of Affiliated companies that perform property management services for Company; (F) oversee non-affiliated property managers and other non-affiliated Persons who perform services for Company; and (G) to the extent necessary, perform all other operational functions for the maintenance and administration of such Property;

(xii)     obtain the prior approval of the Investment Committee for any and all investments in Properties (as well as any financing acquired by Company in connection with such investment);

(xiii)    negotiate on behalf of Company with banks or lenders for loans to be made to Company, and negotiate on behalf of Company with investment banking firms and broker-dealers or negotiate private sales of Shares and other securities or obtain loans for Company, but in no event in such a way so that Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by Advisor in connection with the foregoing shall be the responsibility of Company;

(xiv)    obtain reports (which may be prepared by Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of Company in Properties;

(xv)     provide Company with all necessary cash management services;

(xvi)    deliver to or maintain on behalf of Company copies of all appraisals obtained in connection with the investments in Properties;

(xvii)   from time to time, or at any time reasonably requested by Sponsoring Member, provide information or make reports to Sponsoring Member related to its performance of services under this Agreement;

(xviii)  from time to time, or at any time reasonably requested by Sponsoring Member, make reports to Sponsoring Member of the investment opportunities it has presented to other Advisor-sponsored programs or that it has pursued directly or through an Affiliate;

(xix)    notify Sponsoring Member of all proposed material transactions before they are completed;

(xx)     at the direction of Sponsoring Member, prepare and assist with the filing of any reports, documents, registration statements, private placement memorandums, supplements and supplemental sales literature that may be required to be filed by Company with the appropriate regulatory authorities; and

(xxi)    do all things necessary to assure its ability to render the services described in the Operating Agreement or this Agreement,

4.        Modification or Revocation of Authority of Advisor.    Sponsoring Member, acting for Company pursuant to the ultimate authority of Sponsoring Member under the Operating Agreement, at any time upon the giving of notice to Advisor, may modify or revoke the authority or approvals set forth in Section 3 of this Agreement, provided however, that such modification or revocation shall be effective upon receipt by Advisor and shall not be applicable to investment transactions to which Advisor has committed Company prior to the date of receipt by Advisor of such notification.

5.        Bank Accounts.    Advisor may establish and maintain one or more bank accounts in its own name for the account of Company or in the name of Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of Company, under terms and conditions as the Investment Committee may approve, provided that no funds shall be commingled with the funds of Advisor; and Advisor shall from time to time render appropriate accountings of such collections and payments to Sponsoring Member and to the auditors of Company.

6.        Records; Access.    Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by Sponsoring Member and by counsel, auditors and authorized agents of Company, at any time or from time to time during normal business hours. Advisor shall at all reasonable times have access to the books and records of Company.

7.        Limitations on Activities.    Anything else in this Agreement and the Operating Agreement to the contrary notwithstanding, Advisor shall refrain from taking any action that, in its judgment made in good faith, would (a) subject Company to regulation under the Investment Company Act of 1940, as amended, or (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over Company, its Shares or its other securities, or the articles of organization of Company or the Operating Agreement, except if such action shall be ordered by Sponsoring Member, in which case Advisor shall notify promptly Sponsoring Member of Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from Sponsoring Member. In such event, Advisor shall have no liability for acting in accordance with the specific instructions of Sponsoring Member so given. Notwithstanding the foregoing, Advisor, its directors, officers, employees and members, and stockholders, directors and officers of Advisor’s Affiliates, shall not be liable to Company or to the Members for any actor omission by Advisor, its directors, officers, members or employees, or stockholders, directors or officers of Advisor’s Affiliates, except as set forth in Sections 17 and 18 of this Agreement.

8.        Fees.

(a)        Asset Management Fee.    Commencing on the date hereof, but subject to Company having Real Estate Assets (as defined in the Operating Agreement) in its portfolio, Advisor shall be entitled to receive an annual Asset Management Fee of 0.75% (75 basis points) of the aggregate value of Company’s Real Estate Assets, which aggregate value (“Fund Net Asset Value”) shall be determined as provided in subsections (d) and (e) hereof. The Asset Management Fee shall be payable by Company monthly in an amount equal to one-twelfth (1/12) of 0.75% of Fund Net Asset Value in effect as of the last day of the immediately preceding month. Any portion of the Asset Management Fee may be deferred upon Advisor’s request and paid in a subsequent month or year.

(b)        Acquisition Fees.    Commencing on the date hereof, Advisor shall be entitled to receive an Acquisition Fee up to 2.0% of gross offering proceeds for various services which will include the review and evaluation of potential real property acquisitions.

(c)        Organization and Offering Fee.    Commencing on the date hereof, Advisor shall be entitled to receive Organization and Offering Fees of 0.5% of gross offering proceeds for reimbursement of organization and offering expenses that will be advanced by Wells Management.

(d)        Annual Determination of Fund Asset Value.    Fund Net Asset Value shall be the amount that reflects the value of all Real Estate Assets of Company, net of all debt and other financial obligations of Company, that has been determined and approved by the Investment Committee of Company, in good faith and consistent with applicable fiduciary duties. The Investment Committee shall determine Fund Net Asset Value at least annually, no later than 90 days following the end of each fiscal year of Company. In connection with such determinations by the Investment Committee, Advisor shall cause to be prepared for each fiscal year of Company, beginning with the first full fiscal year of Company after termination of the Offering, an appraisal of all the Real Estate Assets of Company. For each such year, the appraisal for at least one-third of the Real Estate Assets of Company shall be performed by an Independent Appraiser, and the appraisal for the remaining Real Estate Assets (i) shall be performed by personnel of Advisor or its Affiliates who have appropriate types and levels of experience suitable for such purposes and (ii) shall be reviewed and approved by the Independent Appraiser. The Real Estate Assets selected for appraisal by an Independent Appraiser shall be rotated from year to year so that, over each consecutive three-year period, all Real Estate Assets in Company’s portfolio will be appraised by an Independent Appraiser. Based upon such appraisals (and the overall review and approval by the Independent Appraiser), Advisor shall prepare and deliver a proposed determination of Fund Net Asset Value to the Investment Committee for its review, approval or modification, consistent with the appraisal (and overall review and approval) of the Independent Appraiser and such other relevant considerations as the Investment Committee determines to be appropriate in the good faith discharge of its fiduciary duty to Company. When approved or determined by the Investment Committee, the resulting Fund Net Asset Value shall be effective as of such date for calculations of the Asset Management Fee, shall be reported to Investors as required by the Operating Agreement or otherwise, and shall remain effective for such purpose unless and until the Investment Committee shall approve a new or revised determination of Fund Net Asset Value, whether pursuant to a recommendation by Advisor or otherwise.

(e)        Interim Determinations of Fund Net Asset Value.    In addition to the annual determination of Fund Net Asset Value as provided in subsection (d), Advisor (i) may prepare and recommend to the Investment Committee for its approval or modification a revised determination of Fund Net Asset Value, from time to time during a fiscal year of Company, based upon intervening developments that Advisor determines, in good faith and consistent with its fiduciary duty to Company as the Manager under the Operating Agreement, have affected the value of Company’s Real Estate Assets or the amount of Company’s debt or other financial obligations, and (ii) Advisor shall prepare and recommend to the Investment Committee such a revised determination of Fund Net Asset Value no later than the end of the next month following a month in which there is a change in Company’s portfolio of Real Estate Assets. The Investment Committee shall consider and act with reasonable promptness upon any such recommendation by Advisor, whether it is to approve, modify or reject the revised determination, and in the event of a recommendation pursuant to clause (ii) of the preceding sentence, the Investment Committee shall act thereon no later than the end of the second month following such a change in Company’s portfolio of Real Estate Assets. Any change approved by the Investment Committee to Fund Net Asset Value shall become effective, and shall be reported to Investors, in the same manner as set forth in subsection (d) with respect to the required annual determination of Fund Net Asset Value.

9.         Expenses.

(a)        Reimbursable Expenses.    In addition to the compensation paid to Advisor pursuant to Section 8 hereof, Company shall pay directly to reimburse Advisor for all of the expenses paid or incurred by Advisor (to the extent not reimbursable by another party, such as the Dealer-Manager) in connection with the services it provides to Company pursuant to this Agreement, including, but not limited to:

    (i)        Acquisition Expenses, but only to the extent incurred for matters not covered by the services required to be performed by Advisor pursuant to this Agreement;

    (ii)       the actual cost of goods and services used by Company and obtained from entities not affiliated with Advisor;

    (iii)      interest and other costs for borrowed money, including discounts, points and other similar fees;

    (iv)      taxes and assessments on income or Property and taxes as an expense of doing business;

    (v)       costs associated with insurance required in connection with the business of Company or with respect to persons who serve in a management role on behalf of Company;

    (vi)      expenses of managing and operating Properties owned by Company, whether payable to an Affiliate of Company or a non-affiliated Person;

    (vii)     expenses connected with payments of Distributions in cash or otherwise made or caused to be made by Company to the Members;

    (viii)    expenses of organizing, redomesticating, merging, liquidating or dissolving Company or of amending the Operating Agreement;

    (ix)      expenses of maintaining communications with Members, including the cost of preparation, printing, and mailing annual reports or any other reports required by government entities to be sent to Members;

    (x)       audit, accounting and legal fees.

(b)        Other Services.    Should Sponsoring Member request that Advisor or any director, officer or employee thereof render services for Company other than as set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by Advisor and Sponsoring Member on behalf of Company, subject to the limitations contained in the Operating Agreement, and shall not be deemed to be services pursuant to the terms of this Agreement.

(c)        Timing of and Limitations on Reimbursements.    Expenses incurred by Advisor on behalf of Company and payable pursuant to this Section 9 shall be reimbursed no less than monthly to Advisor. Advisor shall prepare a statement documenting the expenses of Company during each quarter, and shall deliver such statement to Company within 45 days after the end of each quarter.

10.        Fidelity Bond.    Advisor shall maintain a fidelity bond for the benefit of Company, which bond shall insure Company from losses of up to $10,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to Company by Advisor.

11.        Other Activities of Advisor.

(a)        General.    Nothing herein contained shall prevent Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons and the management of other programs advised, sponsored or organized by Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or member of Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Advisor may, with respect to any investment in which Company is a participant, also render advice and service to each and every other participant therein. Advisor shall report to Company and Sponsoring Member the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between Advisor’s obligations to Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

(b)        Policy with Respect to Allocation of Investment Opportunities.    Before Advisor presents an investment opportunity that would in its judgment be suitable for Company to another program that is an Affiliate of Advisor, Advisor shall determine,   based upon a decision of the Investment Committee,   that the investment opportunity is more suitable for such other program than for Company,   based on factors such as the following (as more fully described in the Offering Memorandum): value of the Property; investment strategy of each program;   credit grade classification of tenants; whether targets for diversification, including location,   tenant, industry and lease expiration,   have been satisfied for each program;   and other special considerations,   for example, ownership of a neighboring Property by one program,   that may lead to allocation of a Property to a particular program despite the Property qualifying for an alternative program.   In addition to the foregoing,   Advisor shall consider the factors set forth in Section 7.8(e) of the Operating Agreement, which Section 7.8(e) is incorporated herein by reference. If an investment opportunity becomes available that is, in the opinion of Advisor, based upon a decision of the Investment Committee, equally suitable for both Company and another program that is an Affiliate of Advisor, then Advisor may offer the other program the investment opportunity if it has had the longest period of time elapse since it was offered an investment opportunity. Advisor shall document and keep complete and accurate records of such allocations and the basis therefore. Advisor will use its reasonable best efforts to fairly allocate investment opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed, provided that (1) Sponsoring Member is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of investment opportunities among such programs. Advisor shall provide Sponsoring Member with any information reasonably requested so that Sponsoring Member can insure that the allocation of investment opportunities is applied fairly. Nothing herein shall be deemed to prevent Advisor or an Affiliate from pursuing an investment opportunity directly rather than offering it to Company or another program that is an Affiliate of Advisor, so long as Advisor is fulfilling its obligation to present a continuing and suitable investment program to Company that is consistent with the investment policies and objectives of Company.

12.        Relationship of Advisor and Company.    In performance of its duties under this Agreement, Advisor shall be an independent contractor and not an employee of Company. Further, Company and Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or otherwise to impose any liability as such on either of them.

13.        Term; Termination of Agreement.    This Agreement shall continue in force until the first anniversary of the date hereof, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. Company, acting through Sponsoring Member, will evaluate the performance of Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

14.        Termination by Either Party.    This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (with Sponsoring Member acting on behalf of Company). The provisions of Sections 1,6,7 and 16 through 26 survive termination of this Agreement.

15.        Assignment to an Affiliate.    This Agreement may be assigned by Advisor to an Affiliate with the approval of Sponsoring Member. Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of Sponsoring Member. This Agreement shall not be assigned by Company without the consent of Advisor, except in the case of an assignment by Company to a Person that is a successor to all of the assets, rights and obligations of Company, in which case such successor shall be bound hereunder and by the terms of said assignment in the same manner as Company is bound by this Agreement.

16.        Payments to and Duties of Advisor upon Termination.    After the Termination Date, Advisor shall not be entitled to compensation for further services hereunder, but it shall be entitled to receive from Company, within 30 days after the Termination Date, all unpaid reimbursements of expenses and all earned but unpaid fees payable to Advisor as of the Termination Date. Advisor shall, promptly following the Termination Date, (i) pay over to Company all money collected and held for the account of Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled; (ii) deliver to Sponsoring Member a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board; (iii) deliver to Sponsoring Member all assets, including Properties, and documents of Company then in the custody of Advisor; and (iv) cooperate with Company to provide an orderly management transition.

17.        Indemnification by Company.    Company shall indemnify and hold harmless Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Georgia or the Operating Agreement. Notwithstanding the foregoing, Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 17 for any activity that Advisor shall be required to indemnify or hold harmless Company pursuant to Section 18. Any indemnification of Advisor may be made only out of the net assets of Company and not from the Members.

18.        Indemnification by Advisor.    Advisor shall indemnify and hold harmless Company and Sponsoring Member from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of Advisor’s bad faith, willful misfeasance, misconduct, or reckless disregard of its duties.

19.        Notices.    Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Operating Agreement or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To Sponsoring Member:	Wells Management Company, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Facsimile No.: (770) 243-8198
Attn: Leo F. Wells, III, President

To Company:	Wells Mid-Horizon Value-Added Fund I, LLC
c/o Sponsoring Member at the address above.

To Advisor:	Wells Investment Management Company, LLC
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Facsimile No.: (770) 243-8198
Attn: Kevin A, Hoover, President

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 19.

20.        Modification.    Subject to the provisions of Section 4, this Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

21.        Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with, the laws of the State of Georgia, without regard to the choice of law principles thereof.

22.        Entire Agreement.    Together with the Operating Agreement, this Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

23.        Indulgences, Not Waivers.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall nay single or partial exercise of any right, remedy, power or privilege, nor shall any waiver of such right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

24.        Gender.    Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

25.        Titles Not to Affect Interpretation.    The titles of Sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

26.        Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

“Company”

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC

By:	WELLS MANAGEMENT COMPANY, INC.,
its Sponsoring Member

By:
Leo F. Wells, III
President

“Advisor”

WELLS INVESTMENT MANAGEMENT COMPANY, LLC

By:
Kevin A. Hoover
President

AMENDMENT TO

ADVISORY AGREEMENT

This Amendment to Advisory Agreement (this “Amendment”) is executed this December 22, 2008, but effective for all purposes as of September 15, 2005, between Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Company”), and Wells Investment Management Company, LLC, a Georgia limited liability company (“Advisor”).

R E C I T A L S:

A.        Company and Advisor are parties to the Advisory Agreement dated September 15, 2005 (the “Advisory Agreement”).

B.        Section 8 of the Advisory Agreement provides, in relevant part, that Company is to pay Advisor the Asset Management Fee, which. is calculated as a percentage the aggregate value of Company’s Real Estate Assets, net of all debt and other financial obligations of the Company.

C.        Notwithstanding the language of Section 8 of the Advisory Agreement referred above, both Company and Advisor have at all times intended that the Asset Management Fee should be calculated as a percentage of the aggregate gross value of Company’s Real Estate Assets, without reduction for any debt or other financial obligations of Company; Company’s disclosures to its investors and prospective investors have described the Asset Management Fee as being calculated as a percentage of the gross aggregate value of Company’s Real Estate Assets; and Company and Advisor have at all times calculated and paid the Asset Management Fee as a percentage of the aggregate gross value of Company’s Real Estate Assets.

D.        Company and Advisor desire to amend the Advisory Agreement to correct the erroneous provision regarding the calculation of the Asset Management Fee.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.        Terms. Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings given such terms in the Advisory Agreement.

2.        Amendment to Section 8(a). The first complete sentence of Section 8(a) of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

    Commencing on the date hereof, but subject to Company having Real Estate Assets (as defined in the Operating Agreement) in its portfolio, Advisor shall be entitled to receive an annual Asset Management Fee of 0.75% (75 basis points) of the aggregate value of Company’s Real Estate Assets, which aggregate value (“Fund Gross Asset Value”) shall be determined as provided in subsections (d) and (e) hereof.

3.        Amendment to Section 8(d).    The first complete sentence of Section 8(d) of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

    Fund Gross Asset Value shall be the amount that reflects the gross value of all Real Estate Assets of Company, without reduction for any debt or other financial obligations of Company, that has been determined and approved by the Investment Committee of Company, in good faith and consistent with applicable fiduciary duties.

4.        Amendment to Section 8(e).    The first complete sentence of Section 8(e) of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

    In addition to the annual determination of Fund Gross Asset Value as provided in subsection (d), Advisor (i) may prepare and recommend to the Investment Committee for its approval or modification a revised determination of Fund Gross Asset Value, from time to time during a fiscal year of Company, based upon intervening developments that Advisor determines, in good faith and consistent with its fiduciary duty to Company as the Manager under the Operating Agreement, have affected the value of Company’s Real Estate Assets, and (ii) Advisor shall prepare and recommend to the Investment Committee such a revised determination of Fund Gross Asset Value no later than the end of the next month following a month in which there is a change in Company’s portfolio of Real Estate Assets.

5.        Fund Gross Asset Value.    All references in the Advisory Agreement to “Fund Net Asset Value” are hereby replaced with the term “Fund Gross Asset VaIue.”

6.        Effective Date.    For all purposes this Amendment shall be effective as of September 15, 2005, as if part of the original Advisory Agreement.

7.        Ratification of Advisory Agreement.    Except as set forth herein, the terms of the Advisory Agreement are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.

8.        Further Assurances.    Each party to this Amendment agrees that it will execute and deliver such other instruments and documents as any party hereto may reasonably determine to be necessary or advisable to effect and evidence the transactions contemplated by this Amendment.

9.        Recitals.    The Recitals to this Amendment are hereby incorporated into the body hereof in their entirety.

10.      Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC, a Georgia limited liability company

By:	WELLS MANAGEMENT COMPANY, INC., its Sponsoring Member

By:
		Name:	M. SCOTT MEADOWS
		Title:	SENIOR VICE PRESIDENT

WELLS INVESTMENT MANAGEMENT COMPANY, LLC, a Georgia limited liability company

By:
	Name:	Kevin A. Hoover
	Title:	President